Exhibit 99.1

PNM Resources Acquires Texas Coal Plant
Albuquerque, New Mexico	April 18, 2006

PNM Resources (NYSE: PNM) today completed its acquisition of the Twin Oaks Power facility - the latest addition to the company's merchant generation fleet.

PNM Resources purchased Twin Oaks Power from Sempra Generation, a subsidiary of Sempra Energy (NYSE: SRE), for $480 million in cash and arranged for bridge financing to close the transaction. Permanent financing will come through a mix of long-term debt and equity. The amount of equity issued will be sufficient to maintain the current investment-grade ratings of PNM Resources and its New Mexico utility, PNM. The company expects the issuance to be completed later this year.

Twin Oaks Power is considered to be one of the cleanest coal-fired power plants in Texas. The plant uses fluidized bed combustion technology and limestone injection to reduce nitrogen oxide and sulfur dioxide emissions.

The entire 305-megawatt output of Twin Oaks, which is located 150 miles south of Dallas, is sold under an existing contract through September 2007. When that contract expires, it will be replaced with another existing contract for 75 percent of the plant's capacity through 2010.

Earlier this month, the Luna Energy Facility in southern New Mexico went online and added 190 megawatts - the company's share of the 570-megawatt plant - to PNM Resources' merchant generation capacity. Luna is a combined cycle facility and PNM Resources' most efficient natural gas plant. The additions of Twin Oaks and Luna bring PNM Resources' total generation resources to 2,840 megawatts.

First quarter earnings call

PNM Resources will conduct its first quarter 2006 earnings conference call on Wednesday, May 3, at 9 a.m. Eastern.

Participating analysts should dial in after 8:45 Eastern on the morning of the call.

•	Analysts in the United States call: (866) 713-8564

•	Analysts outside the United States call: (617) 597-5312

•	Pass code: 71305424

The call also will be broadcast live and the presentation available at PNMResources.com.

A replay of the call can be accessed through May 10, 2006, by calling (888) 286-8010 (United States) and (617) 801-6888 (international) with the code 58638701. A copy of the transcript will be posted on PNM Resources' website at PNMResources.com as soon as possible.

Background:
PNM Resources (NYSE: PNM) is an energy holding company based in Albuquerque, N.M., with consolidated operating revenues of $2.1 billion. Through its utility and energy service subsidiaries, PNM Resources supplies electricity to 744,000 homes and businesses in New Mexico and Texas and natural gas to 478,000 customers in New Mexico. Its utility subsidiaries are PNM and Texas-New Mexico Power. Other subsidiaries include First Choice Power, a deregulated competitive retail electric provider in Texas, and Avistar, an energy research and development company. The company has generation resources of approximately 2,840 megawatts and sells power on the wholesale market throughout the Southwest. For more information, visit PNMResources.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements made in this release that relate to future events or the Company's expectations, projections, estimates, intentions, goals, targets and strategies are made pursuant to the Private Securities Litigation Reform Act of 1995. You are cautioned that all forward-looking statements are based upon current expectations and estimates and the Company assumes no obligation to update this information. Because actual results may differ materially from those expressed or implied by these forward-looking statements, the Company cautions you not to place undue reliance on these statements. The Company's business, financial condition, cash flow and operating results are influenced by many factors, which are often beyond its control, that can cause actual results to differ from those expressed or implied by the forward looking statements. These factors include the potential unavailability of cash from TNP Enterprises, Inc. and its subsidiaries, the risks that the businesses will not be integrated successfully, the risk that the benefits of the acquisition will not be fully realized or will take longer to realize than expected, disruption from the acquisition making it more difficult to maintain relationships with customers, employees, suppliers or other third parties, the outcome of any appeals of the Public Utility Commission of Texas order in the stranded cost true-up proceeding, the ability of First Choice Power to attract and retain customers, changes in Electric Reliability Council of Texas protocols, changes in the cost of power acquired by First Choice Power, collections experience, insurance coverage available for claims made in litigation, fluctuations in interest rates, conditions in the financial markets affecting the Company's permanent financing for the Twin Oaks power plant acquisition, weather (including impacts on the Company of the hurricanes in the Gulf Coast region), water supply, changes in fuel costs, availability of fuel supplies, the effectiveness of risk management and commodity risk transactions, seasonality and other changes in supply and demand in the market for electric power, variability of wholesale power prices and natural gas prices, volatility and liquidity in the wholesale power markets and the natural gas markets, changes in the competitive environment in the electric and natural gas industries, the performance of generating units, including PVNGS, and transmission systems, the market for electrical generating equipment, the ability to secure long-term power sales, the risks associated with completion of the construction of generation, transmission, distribution and other projects, including construction delays and unanticipated cost overruns, state and federal regulatory and legislative decisions and actions, the outcome of legal proceedings, changes in applicable accounting principles and the performance of state, regional and national economies. For a detailed discussion of the important factors that affect the Company and that could cause actual results to differ from those expressed or implied by the Company's forward-looking statements, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's current and future Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and the Company's current and future Current Reports on Form 8-K, filed with the SEC.

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